Alcoa and subsidiaries                                 EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
            For the three months ended March 31, 1997
                   (in millions, except ratio)

                                                    1997
Earnings:
   Income before taxes on income                 $  339.7
   Minority interests' share of earnings of
     majority-owned subsidiaries without
     fixed charges                                    1.2
   Equity income                                     (7.7)
   Fixed charges                                     47.5
   Proportionate share of income (loss) of
     50%-owned persons                                6.6
     persons
   Distributed income of less than 50%-owned
     persons                                           -
   Amortization of capitalized interest               5.4
                                                  -------
      Total earnings                             $  392.7

Fixed Charges:
   Interest expense:
      Consolidated                               $   37.3
      Proportionate share of 50%-owned persons        1.5
                                                  -------
                                                     38.8
                                                  -------
   Amount representative of the interest
   factor in rents:
     Consolidated                                     8.6
     Proportionate share of 50%-owned persons          .1
                                                  -------
                                                      8.7
                                                  -------
   Fixed charges added to earnings                   47.5
                                                  -------
   Interest capitalized:
      Consolidated                                    2.2
      Proportionate share of 50%-owned persons         -
                                                  -------
                                                      2.2
                                                  -------
   Preferred stock dividend requirements of
      majority-owned subsidiaries                      -
                                                  -------
      Total fixed charges                        $   49.7
                                                  =======
Ratio of earnings to fixed charges                    7.9
                                                  =======

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